Exhibit 10.23

John Gerard Cantillon

Chief Operating Officer

Vsource (Malaysia) Sdn Bhd

January 1st 2003

Dear Jack,

Ref: Adjustments to Cash Compensation

This letter is to document your Compensation package in relation to the above.

Nowithstanding the compensation arrangements set forth in your employment contract dated January 1, 2003 with Vsource (Malaysia) Sdn Bhd, for the pay period January 1st 2003 to August 31st 2003, you agreed to reduce your cash compensation to MR350,360 per annum, although for purposes of determining your target incentive bonus, your base compensation will be deemed to be MR467,400 per annum.

From 1st September 2003, unless otherwise agreed by you, your cash compensation will increase to MR467,400 per annum, and your base compensation for determining your target incentive bonus will also be MR467,400 per annum.

Yours Sincerely

/s/    Asok Nair

Asok Nair

Vice President, Human Resource

Vsource

CC:	Dennis Smith—Chief Financial Officer, Vsource
Timothy Hui—General Counsel, Vsource